EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-104559, No. 333-122448, No. 333-124298, No. 333-142418, No. 333-166916, No. 333-166914 and No. 333-220656 on Form S-3, in Registration Statement No. 33-41604, No. 333-166577, No. 333-166594 and No. 333-226448 on Form S-8 and in Post-Effective Amendment No. 1 to Registration Statement No. 33-25581 on Form S-8 of our reports dated February 27, 2020, relating to the financial statements of Weingarten Realty Investors and the effectiveness of Weingarten Realty Investors' internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.
/s/ Deloitte & Touche LLP

Houston, Texas
February 27, 2020